Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                          Contact: Paul Knopick

                                                                                                                          888-795-6336

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ITRONICS REPORTS 2012 FIRST HALF REVENUES

RENO, Nevada, August 7, 2012 -- Itronics Inc. (OTC: ITRO) reported today that its total Revenues for the 2012 first half decreased by 14 percent to $1,645,697 from $1,905,919 in 2011. First half GOLD’n GRO Fertilizer Revenue decreased 19 percent and Silver Revenue decreased 10 percent.

GOLD’n GRO fertilizer sales in the first half were down due to our distributor’s loss of a large farm customer account caused by a price collapse in one of the farm customer’s crop markets. Itronics is working with its distributor to increase GOLD’n GRO sales to offset this loss and to continue to expand sales going forward. The fertilizers continue to perform extremely well and this performance is expected to continue to attract new customers.

Troy ounces of silver sold in the first half were slightly increased over the prior year’s first half, so the decrease in Silver Revenue is directly due to lower silver prices. At the end of the second quarter one shipment was not settled, but was settled early in the third quarter. The outlook for the silver price is uncertain, but is expected to continue at current levels in the second half.

The new Itromet Felix process is being developed to process silver iron matte solids and silver-bearing steel wool solids which are expected to reduce the dependence of silver sales on fertilizer production in the future. The silver captured by Itronics is recovered from spent photo liquids, a highly acclaimed environmentally "Green" and beneficial process. The de-silvered photo liquids are converted to base liquids for use in manufacturing the Award Winning line of GOLD’n GRO liquid fertilizers.

During the first half the Company replaced its former website with a new website format at www.itronics.com . Work is continuing on updating the website. One goal of the improvements is to be able to launch a new shopping cart which will be operated as the "GOLD’n GRO Store" for convenient Internet sales of the Company’s consumer fertilizers and other products.

During the first half, work on the Auric Gold & Minerals Fulstone project was focused on gaining a better understanding of the project area structural geology with the objective of defining specific targets for initial exploratory drilling. The Yerington Mining District has major deposits that are actively being developed by others, making the Fulstone Project area strategically attractive. Whitney & Whitney, Inc., Itronics wholly-owned technical and administrative services subsidiary, currently owns more than 67 percent of Auric.

Unaudited Revenues for the second quarter and first half ended June 30, 2012 together with

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8-7-12 Itronics Inc. Press Release, "2012 First Half Revenues…"

comparative figures for 2011 are presented below:

ITRONICS INC.
	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2012	2011	2012	2011
REVENUE
Fertilizer	$ 955,774	$ 1,117,128	$ 1,249,906	$ 1,536,419
Silver	$ 66,977	$ 259,171	$ 298,249	$ 330,133
Photo Services	$ 15,769	$ 17,768	$ 32,192	$ 38,466
Mining Technical Services	$ 27,276	$ 470	$ 65,350	$ 901
Total Revenues	$1,065,796	$ 1,394,537	$ 1,645,697	$ 1,905,919

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only Company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

VISIT OUR WEB SITE: http://www.itronics.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.